Paragon Offshore plc 3151 Briarpark Drive Suite 700 Houston, Texas 77042

PRESS RELEASE

PARAGON OFFSHORE ANNOUNCES BORROWING OF SUBSTANTIALLY ABLL REMAINING CAPACITY UNDER SENIOR SECURED REVOLVING CREDIT FACILITY

HOUSTON, September 3, 2015 - Paragon Offshore plc (“Paragon”) (NYSE: PGN) announced today that it had borrowed approximately $332 million under its senior secured revolving credit facility with JPMorgan Chase Bank, N.A., as administrative agent, and the lenders and other parties party thereto, which represented substantially all of the remaining undrawn amount that was available to Paragon under the senior secured revolving credit facility. Following the completion of this borrowing, Paragon’s aggregate principal amount of borrowings under the senior secured revolving credit facility were approximately $697 million, in addition to approximately $93 million of letters of credit, and Paragon’s current cash balance was approximately $734 million. Paragon intends to use these funds to preserve and enhance Paragon’s liquidity and financial flexibility.
Forward-Looking Disclosure Statement
This release contains forward-looking statements. Statements regarding Paragon’s use of funds, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to risks associated with the general nature of the oil and gas industry, risks associated with the operation of Paragon as a separate, publicly traded company, actions by regulatory authorities, customers and other third parties, and other factors detailed in the “Risk Factors” section of Paragon's annual report on Form 10-K for the fiscal year ended December 31, 2014, and in Paragon's other filings with the SEC, which are available free of charge on the SEC's website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.
About Paragon Offshore

Paragon is a global provider of offshore drilling rigs. Paragon’s operated fleet includes 34 jackups, including two high specification heavy duty/harsh environment jackups, and six floaters (four drillships and two semisubmersibles). Paragon’s primary business is contracting its rigs, related equipment and work crews to conduct oil and gas drilling and workover operations for its exploration and production customers on a dayrate basis around the world. Paragon’s principal executive offices are located in Houston, Texas. Paragon is a public limited company registered in England and Wales with company number 08814042 and registered office at 20-22 Bedford Row, London, WC1R 4JS, England. Additional information is available at www.paragonoffshore.com.
For additional information, contact:
For Investors    Lee M. Ahlstrom
& Media:     Senior Vice President - Investor Relations, Strategy and Planning
+1.832.783.4040